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                                   STOCK AGREEMENT

     This Agreement, made on this ____ day of __________________, 19___, between INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., a Texas Corporation having its principal place of business in Fort Worth, Texas, hereinafter referred to as "Company" and _________________________________, hereinafter referred to as
"Stockholder" ;

                                     WITNESSETH:

     WHEREAS, Company desires to issue to Stockholder shares of the Class B Nonvoting Common Stock ("Stock") of the Company, and Company may have previously issued shares of Stock to Stockholder and may hereafter issue additional shares of Stock to Stockholder, and Company desires to grant to Stockholder the right to sell said shares to Company under certain circumstances and conditions; and, whereas, in partial consideration thereof, Stockholder desires to agree to limitations on the transferability of such Stock, and to grant, transfer and assign to Company the right to purchase said shares of Stock under certain circumstances and conditions.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. This Agreement shall apply to all Stock of the Company presently owned or held by Stockholder, directly or beneficially, and to any Stock of the Company acquired by or held by Stockholder, directly or beneficially, in the future.

     2. Stockholder understands and agrees that, in accordance with Texas law pertaining to incorporated insurance agencies, Stockholder must be duly licensed as a Texas life insurance agent (resident or non-resident as applicable) in order to own Stock of the Company. In the event Stockholder ceases to be so licensed, Stockholder and the Company agree that Stockholder's Stock will be repurchased by the Company under the same terms and conditions as hereinafter described for repurchase in the event of Stockholder's desire to sell same, Stockholder's death or Stockholder's ceasing to be an agent appointed by the Company.

     3. In the event Stockholder desires to sell or otherwise dispose of the Stock currently owned or held by Stockholder or issued to Stockholder under the terms hereof, Stockholder shall in writing notify the Company of such desire. The Company agrees to repurchase such shares within ninety (90) days after receipt of such notice from Stockholder for the price described in paragraph "5", below. The price paid by Company shall be such price as of the date of closing of such repurchase. At the closing of such repurchase, Stockholder shall deliver to Company the certificate(s) representing such Stock duly endorsed for transfer and the Company shall pay to Stockholder the repurchase price. The Company will determine to pay the repurchase price in cash, by delivery of the Company's unsecured promissory note containing such terms and provisions as Company shall determine in the exercise of its reasonable discretion, or by a combination of cash and such promissory note. In the event of Stockholder's death, or Stockholder's ceasing to be a duly authorized agent of the Company pursuant to a current written agency agreement, the Company also agrees to repurchase such Stock and the Stockholder shall have an obligation to sell such Stock within ninety (90) days of such event, under the same terms and conditions described immediately above. Stockholder agrees not to transfer, pledge, assign, or otherwise in any manner encumber any of such shares of stock except as expressly provided herein.

     4. In the event Stockholder at any time is the owner or holder, directly or beneficially, of shares of Stock representing more than five percent (5%) of the Company's outstanding shares of common stock, the Company shall have the right, on thirty (30) days written notice to Stockholder, to repurchase that number of shares of common stock of Stockholder representing the shares in excess of such five percent (5%) limitation, taking into account all other planned redemptions of Stock by the Company at that time, under the same terms and conditions described in paragraph "3" above. Stockholder hereby acknowledges and agrees that the Company can exercise such right of repurchase at any time and that the Company intends to effect a redemption of shares prior to the declaration or payment of a dividend on shares of common stock of the Company so that a dividend is not paid on shares owned or held by Stockholder which are in excess of five percent (5%) of the Company's outstanding shares of common stock.

     5. The Company shall, at least annually, advise Stockholder in writing of the price of the common stock of the Company of the same class of stock as held by Stockholder, as determined by the Company, in the exercise of its sole and absolute discretion, for the purpose of establishing the repurchase price of such Stock, and it is specifically agreed that this price, as of the most recent date provided by the Company, shall be the purchase price paid by the Company for Stockholder's shares upon their repurchase from Stockholder or Stockholder's estate.

     6. All stock issued to Stockholder shall be legended in accordance with Texas law as to incorporated insurance agencies and with the following statement:

          "The shares represented by this certificate are subject to the provisions of that certain Stock Agreement executed on _____________________ 19___, by and between Independent Research Agency for Life Insurance, Inc. (the "Company"), and
          ___________________________________________, a copy of which Agreement is on file in the Company's office."

     7. This Agreement shall be binding upon the parties hereto, and all provisions hereof shall inure to the benefit of and shall be binding upon the heirs, executors, legal representatives, successors and assigns of the parties hereto.

     8. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No amendment, modification, or waiver of any provision of this Agreement shall be valid unless made in writing and signed by both parties hereto.

     EXECUTED on this _____ day of___________, 19___.


                                   ____________________________
                                             Stockholder

                                   INDEPENDENT RESEARCH AGENCY FOR LIFE
                                   INSURANCE, INC.

ATTEST:                            By:________________________
                                             President

______________________________
          Secretary